Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 21, 2009

SEARS HOLDINGS REPORTS FIRST QUARTER RESULTS AND EXTENSION OF ITS CREDIT FACILITY

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its first quarter 2009 results. Highlights include:

•

Net income attributable to Holdings’ shareholders for the quarter of $26 million ($0.21 per diluted share) as compared to a net loss attributable to Holdings’ shareholders of $56 million ($0.43 loss per diluted share) in the first quarter of 2008;

•	Adjusted EBITDA increased 73% to $359 million in the first quarter as compared to $208 million in the first quarter of 2008;

•	Gross margin rate increased by 130 basis points to 28.6% for the first quarter of 2009;

•	Reduced domestic selling and administrative expenses by $168 million (or 6.7%) during the first quarter of fiscal 2009 as compared to the same quarter in 2008;

•	Maintained a strong balance sheet with $1.2 billion in consolidated cash while reducing consolidated debt to $3.0 billion at May 2, 2009 from $3.5 billion at May 3, 2008; and

•

Today, we successfully amended and extended our credit facility to provide $4.1 billion in financing through March 24, 2010 and $2.4 billion from March 25, 2010 through June 2012, with the option to use existing collateral to obtain up to $1.0 billion of additional capacity subsequent to March 2010 through an accordion feature.

“In this challenging economic environment we are pleased with the progress we have made in improving our gross margin rate, controlling inventories and further reducing our cost structure,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “Our efforts had a clear impact on our overall results as both net income attributable to Holdings’ shareholders and Adjusted EBITDA increased significantly during the first quarter as compared to last year.”

First Quarter Revenues and Comparable Store Sales

For the quarter, total revenues decreased $1.0 billion to $10.1 billion for the 13 weeks ended May 2, 2009, as compared to total revenues of $11.1 billion for the 13 weeks ended May 3, 2008. The decrease includes a $208 million decline due to unfavorable foreign currency exchange rates and was primarily due to lower comparable store sales.

Domestic comparable store sales declined 7.4% in the aggregate, with Sears Domestic comparable store sales declining 11.7% and Kmart comparable store sales declining 2.1% for the quarter. The decline at Sears Domestic continues to be driven by categories directly impacted by housing market conditions (including the home appliances, lawn & garden and tools categories) and lower apparel sales. The decline in comparable store sales at Kmart was driven by a decline in apparel and was partially offset by an increase in sales of home electronics and the impact of assuming the operations of its footwear business from a third party effective January 2009.

Operating Income (Loss)

Operating income was $128 million for the 13 weeks ended May 2, 2009, as compared to an operating loss of $8 million for the 13 weeks ended May 3, 2008. Operating income for the first quarter of 2009 includes expenses of $59 million related to domestic pension plans and previously announced store closings and severance, as well as a gain on sale of assets at Sears Canada of $44 million. Excluding these items, operating income increased $151 million and was primarily the result of a decline in selling and administrative expenses, partially offset by lower gross margin dollars. Total selling and administrative expenses declined by $242 million due primarily to a $107 million reduction in advertising expense and an $84 million reduction in payroll and benefits expense. The decline in selling and administrative expenses was partially offset by a decline in gross margin dollars of $150 million, which includes a $63 million decline related to the negative impact of foreign currency exchange rates on gross margin at Sears Canada.

For the quarter, we generated $2.9 billion in gross margin as compared to $3.0 billion in the first quarter last year. While gross margin dollars declined, our gross margin rate increased 130 basis points to 28.6%. The increase in gross margin rate consisted of increases of 240 basis points at Sears Domestic and 70 basis points at Kmart and was mainly the result of improved inventory management. The increase in domestic gross margin rate was partially offset by a decline in gross margin rate at Sears Canada.

Significant Items

A number of significant items affected our first quarter results. Excluding these items, net income attributable to Holdings’ shareholders for the first quarter of fiscal 2009 was $47 million, or $0.38 per diluted share. Significant items affecting our results include:

•

a previously deferred gain on the August 2007 sale of Sears Canada’s former headquarters building of $44 million ($19 million after tax and noncontrolling interest or $0.16 per diluted share) was recognized as Sears Canada ceased use of the building under the lease-back agreement signed at the time of the sale;

•	domestic pension plan expense of $42 million ($25 million after tax or $0.20 per diluted share);

•	mark-to-market losses on Sears Canada hedge transactions of $14 million ($6 million after tax and noncontrolling interest or $0.05 per diluted share); and

•	a charge of $17 million ($9 million after tax and noncontrolling interest or $0.08 per diluted share) related to costs associated with store closings and severance.

As we noted in our fourth quarter 2008 earnings release, the Company has a legacy pension obligation for past service performed by Kmart and Sears, Roebuck and Co. associates. The annual pension expense included in our financial statements related to these legacy domestic pension plans was relatively minimal in recent years. However, due to the severe decline in the capital markets that occurred in the latter part of 2008 our domestic pension expense has increased by an estimated $160 to $175 million in 2009. As a result, we present pension expense as a significant item affecting earnings and as a separate line item in our Adjusted EBITDA reconciliation to promote operating performance comparability.

In the second quarter of 2008 we realized a gain of $62 million ($37 million after tax or $0.29 per diluted share) from the overturning of an adverse jury verdict relating to the redemption of certain Sears, Roebuck and Co. bonds in 2004. We do not expect a similar event this year; whereas we do expect domestic pension expense to increase in the second quarter of 2009 by an amount comparable to the increase experienced in the first quarter.

Financial Position

We had cash balances of $1.2 billion at May 2, 2009 (of which $515 million was domestic and $734 million was at Sears Canada) as compared to $1.4 billion at May 3, 2008 and $1.3 billion at January 31, 2009. For the quarter, the significant uses of our cash included $40 million for share repurchases, $76 million in capital expenditures, and $52 million of contributions to our pension and post-retirement plans.

Merchandise inventories were approximately $9.5 billion at May 2, 2009 as compared to $10.3 billion at May 3, 2008. Domestic inventory levels declined from $9.4 billion at May 3, 2008 to $8.7 billion at May 2, 2009 due to efforts taken to improve inventory management noted previously. Inventory levels at Sears Canada decreased $136 million largely due to the impact of foreign currency exchange rates.

Total debt at May 2, 2009 was $3.0 billion, as compared to $3.5 billion at May 3, 2008. The decrease in outstanding debt was mainly the result of a reduction in domestic long-term debt obligations of $386 million. Total short-term borrowings at May 2, 2009 of $839 million were consistent with our level of borrowings at May 3, 2008, with amounts borrowed mainly used to build inventory for the spring season and to pay matured term debt. Excluding amounts owed under the revolving credit agreement and borrowed non-recourse to Sears Holdings by Orchard Supply, Holdings has less than $1 billion in domestic borrowings, with no significant required repayments until 2011.

Extension and Amendment of Credit Agreement

On May 21, 2009 we successfully extended the maturity date of our revolving credit facility by entering into an amended credit agreement (the “Amended Agreement”) which has an expiration date of June 22, 2012. Our original credit agreement (the “Original Agreement”), which was set to expire on March 24, 2010, provided $4.0 billion of borrowing capacity, however only approximately $3.8 billion had been available since September 2008 when an affiliate of Lehman Brothers notified us it would no longer fund its proportionate share of the Original Agreement. As part of the Amended Agreement, our borrowing capacity under the Original Agreement will be increased over the original amount to $4.1 billion until March 24, 2010.

The amended terms and conditions of the asset based credit facility provide for a bifurcation of the existing $4 billion facility into a $2.4 billion tranche maturing on June 22, 2012 and bearing an interest rate of London Interbank Offered Rate (“LIBOR”) plus 4.00% (the “Extended Tranche”), with a LIBOR floor of 1.75%, and a $1.7 billion tranche maturing March 24, 2010, bearing an initial interest rate of LIBOR plus 0.875% (the “Existing Tranche”). The bifurcation into the Extended Tranche provides Holdings and its subsidiaries more than adequate liquidity for standby letters of credit and working capital needs. The facility also provides an accordion feature that allows us to use existing collateral in the facility to obtain up to $1.0 billion of additional capacity subsequent to March 24, 2010 should we so choose. The amendment and extension revises certain terms of the credit agreement to reflect current market conditions. Similar to the Original Agreement, the Amended Agreement has a $1.5 billion letter of credit sub-limit, is secured by a first lien on most of our domestic inventory and receivables, and determines availability pursuant to a borrowing base formula.

The transaction was led by Banc of America Securities LLC, Wells Fargo Retail Finance, and GE Capital Markets, as Joint Lead Arranger and Joint Book Runners, which collectively committed $1.2 billion, and was supported by many other financial institutions. “We are pleased to announce the extension and amendment of our credit agreement,” said Michael D. Collins, senior vice president and chief financial officer. “We will have a borrowing capacity of $4.1 billion, as well as a favorable interest rate on a portion of that capacity through March 2010, at which time we will adjust our capacity to a level more consistent with our historical borrowing needs. Our transaction leads recognize the strength of our franchise and have provided significant capital to us in a time of unprecedented credit contraction.”

Share Repurchase

During the first quarter of 2009, we repurchased approximately 1.0 million common shares under our share repurchase program at a total cost of $40 million, or an average price of $41.04 per share. As of May 2, 2009, we had remaining authorization to repurchase $465 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

Domestic Pension Plan Funding

In our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 we disclosed that we expected to make contributions to our domestic pension plans of approximately $170 million in 2009 and $500 million in 2010. The large increase in contributions expected between fiscal 2009 and 2010 at that time was due primarily to the severe decline in capital markets that occurred in the latter part of 2008 and U.S. government legislation regarding pension-funding requirements. Based on new guidance issued by the Treasury Department, we now estimate that the 2010 contribution will be approximately $325 million, though the ultimate amount of pension contributions could be affected by further changes in the applicable regulation and financial market and investment performance. We expect each remaining quarter of 2009 to contain domestic pension plan expense consistent with first quarter levels.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income (loss) appearing on the statements of income excluding depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	Quarters Ended
	May 2, 2009	May 3, 2008
Operating income (loss) per statement of income	$128	$(8)
Plus depreciation and amortization	226	248
Less gain on sales of assets	(54)	(32)

Before excluded items	300	208

Domestic pension expense	42	—
Closed store reserve and severance	17	—

Adjusted EBITDA as defined	$359	$208

% to revenues	3.6%	1.9%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	May 2, 2009	May 3, 2008	May 2, 2009	May 3, 2008
Kmart	$48	$11	1.3%	0.3%
Sears Domestic	266	117	4.8%	1.9%
Sears Canada (1)	45	80	5.1%	6.5%

Total Adjusted EBITDA	$359	$208	3.6%	1.9%

(1)	First quarter 2009 Adjusted EBITDA in Canadian dollars was $56 million as compared to $81 million for the prior year, as the average exchange rate for the quarter declined from .9943 to .8056.

Quarterly Report on Form 10-Q

For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and posted to the Company’s website at http://www.searsholdings.com on or about May 29, 2009.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2009. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; and the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fifth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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Sears Holdings Corporation

Condensed Consolidated Statements of Income

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions, except per share data	May 2, 2009	May 3, 2008
REVENUES
Merchandise sales and services	$10,055	$11,068

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,182	8,045
Gross margin dollars	2,873	3,023
Gross margin rate	28.6%	27.3%

Selling and administrative	2,573	2,815
Selling and administrative expense as a percentage of total revenues	25.6%	25.4%

Depreciation and amortization	226	248
Gain on sales of assets	(54)	(32)

Total costs and expenses	9,927	11,076

Operating income (loss)	128	(8)
Interest expense	(59)	(66)
Interest and investment income	5	11
Other loss	(16)	(1)

Income (loss) before income taxes	58	(64)
Income taxes (expense) benefit	(24)	28

Net income (loss)	34	(36)
Income attributable to noncontrolling interest	(8)	(20)

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$26	$(56)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted earnings (loss) per share	$0.21	$(0.43)

Diluted weighted average common shares outstanding	121.0	131.7

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	May 2, 2009	May 3, 2008	January 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,141	$1,413	$1,173
Restricted cash	108	—	124
Receivables	813	943	839
Merchandise inventories	9,462	10,309	8,795
Prepaid expenses and other current assets	469	468	485

Total current assets	11,993	13,133	11,416

Property and equipment, net	7,959	8,698	8,091
Goodwill	1,392	1,668	1,392
Trade names and other intangible assets	3,264	3,343	3,283
Other assets	1,140	496	1,160

TOTAL ASSETS	$25,748	$27,338	$25,342

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$930	$1,219	$787
Merchandise payables	3,467	3,681	3,006
Unearned revenues	1,056	1,110	1,069
Accrued expenses and other current liabilities	3,553	3,961	3,650

Total current liabilities	9,006	9,971	8,512

Long-term debt and capitalized lease obligations	2,114	2,289	2,132
Pension and post-retirement benefits	2,044	1,176	2,057
Other long-term liabilities	2,854	3,006	2,942

Total Liabilities	16,018	16,442	15,643

Total Equity	9,730	10,896	9,699

TOTAL LIABILITIES AND EQUITY	$25,748	$27,338	$25,342

Total common shares outstanding	120.7	132.0	122.0

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 2, 2009
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,593	$5,572	$890	$10,055

Cost of sales, buying and occupancy	2,735	3,825	622	7,182
Gross margin dollars	858	1,747	268	2,873
Gross margin rate	23.9%	31.4%	30.1%	28.6%

Selling and administrative	814	1,528	231	2,573
Selling and administrative expense as a percentage of total revenues	22.7%	27.4%	26.0%	25.6%
Depreciation and amortization	36	166	24	226
Gain on sales of assets	(9)	(1)	(44)	(54)

Total costs and expenses	3,576	5,518	833	9,927

Operating income	$17	$54	$57	$128

Number of:
Kmart Stores	1,364	—	—	1,364
Full-Line Stores	—	926	122	1,048
Specialty Stores	—	1,245	269	1,514

Total Stores	1,364	2,171	391	3,926

	13 Weeks Ended May 3, 2008
		Sears
millions, except for number of stores	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,733	$6,100	$1,235	$11,068

Cost of sales, buying and occupancy	2,866	4,329	850	8,045
Gross margin dollars	867	1,771	385	3,023
Gross margin rate	23.2%	29.0%	31.2%	27.3%

Selling and administrative	856	1,654	305	2,815
Selling and administrative expense as a percentage of total revenues	22.9%	27.1%	24.7%	25.4%
Depreciation and amortization	33	183	32	248
(Gain) loss on sales of assets	(1)	1	(32)	(32)

Total costs and expenses	3,754	6,167	1,155	11,076

Operating income (loss)	$(21)	$(67)	$80	$(8)

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,166	257	1,423

Total Stores	1,382	2,099	379	3,860

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	May 2, 2009				May 3, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of income	$17	$54	$57	$128	$(21)	$(67)	$80	$(8)
Plus depreciation and amortization	36	166	24	226	33	183	32	248
Less (gain) loss on sales of assets	(9)	(1)	(44)	(54)	(1)	1	(32)	(32)

Before excluded items	44	219	37	300	11	117	80	208

Domestic pension expense	—	42	—	42	—	—	—	—
Closed store reserve and severance	4	5	8	17	—	—	—	—

Adjusted EBITDA as defined	$48	$266	$45	$359	$11	$117	$80	$208

% to revenues	1.3%	4.8%	5.1%	3.6%	0.3%	1.9%	6.5%	1.9%